Exhibit 3.2

NautaDutilh N.V.

CONTINUOUS TEXT of the articles of association of New Skies Satellites B.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before W.H. Bossenbroek, civil law notary in Amsterdam, on 5 July 2005.

Ministerial declaration of no-objection dated 2 June 2005, number B.V. 615.954.

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is: New Skies Satellites B.V.

Its corporate seat is at Amsterdam.

Objects

Article 2.

The objects of the company are:

a.                                      to engage in the planning, development, construction, ownership and operation of a global satellite communications system; to contract for the development, construction and operation of spacecraft, launch vehicles and satellite control centers; to acquire physical facilities, equipment and devices necessary for its operations; to provide services to INTELSAT in accordance with the Ensured Capacity Rights Agreement between INTELSAT and the company and any successive agreements or related agreements; to participate in various segments of the broadcasting, telecommunications, and information services markets; to provide satellite multimedia services; to market or arrange the marketing of all services it provides; to engage in research and development in connection therewith;

b.                                     to incorporate, to participate in any way in, to manage and to supervise, to render advice and services to other companies, to in any other way take interest in companies and enterprises of any nature;

c.                                      to provide regular payments;

d.                                     to finance companies and enterprises;

e.                                      to lend and to borrow moneys, and to revise funds, to issue notes, bonds, debentures and other securities, as well as entering into agreements pertaining thereto;

f.                                        to give guarantees, to bind the company and to encumber assets of the company and to in any way provide security in favour of companies and enterprises with which the company forms a group and in favour of third parties;

g.                                     to for own account or for account of third persons acquire, alienate, encumber, exploit, lease, let and to in any other way obtain and give use or benefit of real estate;

h.                                     to trade in currencies, securities and assets in general;

i.                                         to exploit and to trade in patents, trademarks rights, licences, know how and other industrial and intellectual property rights;

j.                                         to perform all kinds of industrial, financial and commercial activities, as well as to do all that is connected therewith or may be conducive thereto, all this in the widest sense.

Share capital and shares.

Article 3.

3.1.                             The authorised share capital of the company amounts to ninety-one thousand euro (EUR 91,000). It is divided into ninety-one thousand (91,000) shares of one euro (EUR 1) each.

3.2.                             The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.                              No share certificates shall be issued.

3.4.                             The company may make loans with a view to a subscription for or acquisition of shares in its share capital up to the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve equal to the outstanding amount of the loans referred to in this paragraph.

Issue of shares.

Article 4.

4.1.                             Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.                             Shares shall never be issued at a price below par.

4.3.                             Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

4.4.                             Shareholders have no pre-emption rights upon issue of shares or upon a grant of rights to subscribe for shares.

4.5.                             The company is not authorised to cooperate in the issue of depositary receipts for shares.

Payment for shares. Article 5.

5.1.                             Shares shall only be issued against payment in full.

5.2.                             Payment must be made in cash to the extent that no alternative contribution has been agreed.

5.3.                             Payment in cash may be made in a foreign currency, subject to the company’s consent.

Acquisition and disposal of shares.

Article 6.

6.1.                             Subject to authorisation by the general meeting, the managing board may cause the company to acquire for a consideration such number of fully paid up shares in its own share capital that the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half of the issued share capital and without prejudice to the other relevant provisions of section 2:207 of the Civil Code.

6.2.                             Article 4 paragraph 1 shall equally apply to the disposal by the company of shares acquired in its share capital. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Civil Code.

Shareholders register.

Article 7.

7.1.                             The managing board shall maintain a shareholders register in accordance with the relevant statutory requirements.

7.2.                             The managing board shall make the register available at the office of the company for inspection by the shareholders.

Notices of meetings and notifications.

Article 8.

8.1.                             Notices of meetings to shareholders shall be sent by registered or regular letter to the addresses stated in the shareholders register.

8.2.                             Notifications to the managing board shall be sent by registered or regular letter to the office of the company or to the addresses of all managing directors.

Transfer of shares.

Article 9.

Any transfer of shares shall be effected by notarial deed, in accordance with the provisions set out in section 2:196 of the Civil Code.

Restrictions on the transfer of shares.

Article 10.

10.1.                       A shareholder who wishes to transfer one or more shares shall be free to transfer his shares if the other shareholders state in writing that application of sub 3 up to and including 7 of this article is waived.  The transfer must take place within three months after the other shareholders have made such statement.

If a shareholder is to transfer his shares to a former shareholder by virtue of the law, sub 3 to 7 inclusive of this article shall not apply.

10.2.                       In all cases other than referred to in sub 1 of this article, a transfer of shares - not including a transfer by the company of shares it has acquired in its own share capital - may only be effected with due observance of sub 3 up to and including 7 of this article.

10.3.                       A shareholder who wishes to transfer one or more shares, hereinafter also to be referred to as: the offeror, shall first offer such shares to the other shareholders. The company itself may only be a prospective purchaser pursuant to this article with the consent of the offeror.

10.4.                       The shareholder shall, if he so requests, receive from the prospective purchasers to whom an offer is to be made, a price equal to the value of his shares determined by one or more independent experts to be designated by mutual agreement between the managing board and the offeror.

10.5.                       Should the managing board and the offeror fail to reach agreement on the designation of the independent expert / experts, such designation shall be made by the President of the Chamber of Commerce and Industry, within the district in which the company has its seat.

10.6.                       The offeror may withdraw his offer, provided he does so within one month after he has been informed to which prospective purchasers he may sell all of the shares to which the offer relates and at what price.

10.7.                       If it is ascertained that not all of the shares to which the offer relates are to be purchased against payment in cash, the offeror shall be free to transfer such shares within three months after such fact has been ascertained.

Management.

Article 11.

11.1.                       The company shall have a managing board consisting of one or more persons. Both natural persons and legal entities may be managing directors. The general meeting shall determine the number of managing directors.

11.2.                       Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3.                       The general meeting shall determine the terms and conditions of employment of the managing directors.

11.4.                       In the event that one or more managing directors is prevented from acting or is failing to act, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management. In the event that all managing directors are or the only managing director is prevented from acting or are / is failing, the person designated or to be designated for that purpose by the general meeting shall temporarily be in charge of the management. Failing any managing director the person referred to in the preceding sentence shall as soon as possible take the necessary measures to come to a definitive arrangement.

Resolutions by the managing board.

Article 12.

12.1.                    With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the managing directors may, by rules or otherwise, divide their duties among themselves.

12.2.                    The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast. In a tie vote, the general meeting shall decide.

12.3.                    The managing board may also adopt resolutions without holding a meeting provided such resolutions are adopted in writing, by cable, by telex or by telefax and all managing directors have expressed themselves in favour of the proposal concerned.

12.4.                    The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company.

12.5.                    The managing board shall require the prior approval of the general meeting for resolutions concerning:

a.                                         the acquisition, disposal or encumbrance of registered property (“registergoederen”) in excess of a value of ten million euros (EUR 10,000,000) per transaction;

b.                                        the encumbrance of movable property and receivables in excess of a value of ten million euros (EUR 10,000,000) per transaction;

c.                                         the creation of liability on the part of the company or in respect of its property for debts of third parties in excess of ten million euros (EUR 10,000,000) per transaction, by suretyship or otherwise;

d.                                     the extension of the company’s activities by a new line of business, or the closing down, other than on a temporary basis, or transfer of the ownership or use and enjoyment of all or a significant part of the company’s business;

e.                                      the participation in other enterprises, the transfer or liquidation of the above participating interests, the extension of the activities of such enterprises by a new line of business or the closing down, other than on a temporary basis, or transfer of the ownership or use and enjoyment of all or a significant part of the businesses of such enterprises, in as far as the value or interest of such transactions exceed an amount of ten million euros (EUR 10,000,000);

f.                                        the exercise of the voting rights attached to shares held by the company in other companies, having a net asset value of more than ten million euros (EUR 10,000,000), in respect of proposals to dissolve, legally merge or legally demerge, to issue shares to third parties outside the group of the company or to amend articles of association and constitutional documents;

g.                                     the entering into, termination or amendment of joint venture or pooling agreements, in as far as the interest or value of such transactions exceed an amount of ten million euros (EUR 10,000,000);

h.                                     the lending or borrowing of funds in excess of ten million euros (EUR 10,000,000) with the exception of the withdrawal of funds from a current account held at the company’s bank(s) as designated by the general meeting, provided that the company shall not have a debit balance with any such bank in excess of an amount of twenty-five million euros (EUR 25,000,000), which amount may at any time be changed by the general meeting;

i.                                         the granting or amending of general powers of procuration or the granting of a title to the holder of a general power of procuration;

j.                                         the acquisition of fixed business assets for an amount which, per transaction, exceeds an amount of ten million euros (EUR 10,000,000), which amount may at any time be changed by the general meeting;

k.                                      the conclusion of any transaction, other than those referred to above, the interest or value of which exceeds fifty million euros (EUR 50,000,000) (connected transactions being regarded in this context as one transaction); the general meeting may at any time change the former amount.

The general meeting is authorized to also subject other resolutions of the managing board to its prior approval. These resolutions shall be clearly described and notified to the managing board in writing.

12.6.                    Failure to obtain the approval required under paragraph 5 of this article shall not affect the powers of representation of the managing board or managing directors.

Representation. Authorised signatories.

Article 13.

13.1.                       The management board, as well as each managing director individually, is entitled to represent the company.

13.2.                       If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company is represented in that matter by a person who the general meeting designates for that purpose, unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as each of the other managing directors, regarding sub 1 of this article, have the power to represent the company.

13.3.                       Notwithstanding any conflict of interest, all legal acts of the company vis-à-vis a holder of all of the shares, or vis-à-vis a participant in a marital community of which all of the shares form a part, whereby the company is represented by such shareholder or one of the participants, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account. The provisions of this paragraph do not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

13.4.                       The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to the persons referred to in the preceding sentence as well as to other persons, but only if they are employed by the company.

Indemnification directors and officers of the company.

Article 14.

14.1.                       Unless Dutch law provides otherwise, the following shall be reimbursed to current and former officers and directors of the company:

a.                the reasonable costs and expenses of conducting a defence, using counsel of their choosing, against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request;

b.               any damages, fines or other costs payable by them as a result of an act or failure to act as referred to under 1.a.;

c.                the reasonable costs of appearing in other legal proceedings in which they are involved as current or former officers and directors of the company, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

14.2.                       There shall be no entitlement to reimbursement as referred to above if and to the extent that

a.                                      it has been established by a Dutch court in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness;

b.                                     the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

14.3                          Costs and financial loss shall be reimbursed by the company immediately upon receipt of the invoices or any other document evidencing the costs or financial loss of the person concerned. If and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he/she shall immediately repay the amount reimbursed by the company.   The company may not request that the person concerned provide security for his repayment obligation.

14.4                          The person concerned shall consult with the company in advance about the manner of his/her defence.

14.5                          The provisions of this article shall not affect any rights that the person concerned may have pursuant to any agreement with the company or otherwise.

14.6                          The company shall take out liability insurance for the benefit of the persons concerned.

14.7                          The company may give further implementation to the above with respect to officers and directors of the company.

14.8                          The rights under this article shall inure to the benefit of the heirs, executors and administrators of such person concerned.

General meetings.

Article 15.

15.1.                       The annual general meeting shall be held within six months after the end of the financial year.

15.2.                       The agenda for this meeting shall in any case include the adoption of the annual accounts, the allocation of profits and the discharge of managing directors from liability for their management over the last financial year, unless the period for preparation of the annual accounts has been extended.

At this general meeting any other items which have been put on the agenda in accordance with paragraphs 5 and 6 of this article shall be discussed.

15.3.                       A general meeting shall be convened whenever the managing board or a shareholder considers this appropriate.

15.4.                       General meetings shall be held in the municipality where the company has its corporate seat or in Schiphol (municipality of Haarlemmermeer).  Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

15.5.                       Shareholders shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder. The notice shall specify the items to be discussed.

15.6.                       Notice shall be given not later than on the fifteenth day prior to the date of the meeting. If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

15.7.                       The general meeting shall appoint its chairman. The chairman shall designate the secretary.

15.8.                       Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 16.

16.1.                       Each share confers the right to cast one vote.

The voting rights attached to shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on such shares. Managing directors as such have an advisory vote at the general meetings.

16.2.                       Shareholders may be represented at a meeting by a proxy authorised in writing.

16.3.                       Resolutions shall be adopted by an absolute majority of the votes cast.

16.4.                       Unless the company has holders of a right of pledge with the right to vote, shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors are given the opportunity to advise regarding such resolution. A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favor of the proposal concerned. Those shareholders shall forthwith notify the managing board of the resolution so adopted.

Financial near. Annual accounts.

Article 17.

17.1.                       The financial year of the company shall coincide with the calendar year.  The current financial year, which has commenced at the first day of November two thousand and four, shall end on the thirty-first day of December two thousand and five.

17.2.                       Annually, within five months after the end of each financial year - save where this period is extended by a maximum of six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 18, if the instructions referred to in that article have been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

Auditor.

Article 18.

The company may instruct an auditor, as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of section 2:393, provided however that the company must give such instructions if the law so requires. If the law does not require that the instructions mentioned in the preceding sentence be given, the company may also instruct another expert to audit the annual accounts prepared by the managing board; such expert shall hereinafter also be referred to as auditor. The general meeting shall be authorised to give the instructions referred to above. If the general meeting fails to give the instructions, the managing board shall be authorised to do so. The instructions given to the auditor may be revoked at any time by the general meeting or by the managing board if it has given the instructions.

The auditor shall report on his audit to the managing board and shall issue a certificate containing the results of the audit.

Profit and loss.

Article 19.

19.1.                       Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

19.2.                       The profits shall be at the free disposal of the general meeting.

19.3.                       The company may make distributions to shareholders and other persons entitled to distributable profits only to the extent that its shareholders’ equity exceeds the sum of its issued share capital and the reserves to be maintained by law.

19.4.                       A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

19.5.                       When dividing the amount to be distributed among shareholders, shares held by the company shall not be taken into account.

Distribution of profits.

Article 20.

20.1.                       Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

20.2.                       The general meeting may resolve that dividends will be distributed in whole or in part in a form other than cash.

20.3.                       Without prejudice to article 19 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves at all times.

20.4.                       Without prejudice to article 19 paragraph 3 interim distributions shall be made if the general meeting so determines.

Liquidation.

Article 21.

21.1.                       If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, if and to the extent that the general meeting shall not appoint one or more other liquidators.

21.2.                       After the company has ceased to exist, its books, records and other data carriers shall for a period of seven years remain in the custody of the person designated for that purpose by the liquidators.

ISSUED FOR CONTINUOUS TEXT
(Signed: W.H. Bossenbroek)

Office (unofficial) translation of the deed of amendment

to the articles of association of New Skies Satellites B.V.

In this translation an attempt has been made to be as literal as possible,

without jeopardising the overall continuing. Inevitably, differences may occur in translation, and if so, the Dutch text will govern.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION
NEW SKIES SATELLITES B.V.

On this the fifth day of July two thousand five, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

Martine Schmidt, employed at my office at 1077 XV Amsterdam, Strawinskylaan 1999, born in Amsterdam on the tenth day of April nineteen hundred and seventy-four.

The person appearing declared that the sole shareholder of New Skies Satellites B.V., a private company with limited liability (“besloten vennootschap met beperkte aansprakelijkheid”), having its corporate seat at Amsterdam (address: 2517 KR ‘s-Gravenhage Rooseveltplantsoen 4, trade register number: 30146277), hereinafter referred to as the “company”, pursuant to article 16 of the articles of association of the company, by written resolution dated the nineteenth day of May two thousand five has resolved to partially amend the articles of association of the company, which written resolution shall be attached to this deed.

The articles of association of the company were last amended on the twenty-fourth day of June two thousand five before the undersigned civil law notary.

Further to the abovementioned written resolution the person appearing stated that the articles of association of the company are partially amended as follows:

I. Article 12 paragraph 5 will be amended and read as follows:

“12.5.      The managing board shall require the prior approval of the general meeting for resolutions concerning:

a.                                      the acquisition, disposal or encumbrance of registered property (“registergoederen”) in excess of a value of ten million euros (EUR 10,000,000) per transaction;

b.                                     the encumbrance of movable property and receivables in excess of a value of ten million euros (EUR 10,000,000) per transaction;

c.                                      the creation of liability on the part of the company or in respect of its property for debts of third parties in excess of ten million euros (EUR 10,000,000) per transaction, by suretyship or otherwise;

d.                                     the extension of the company’s activities by a new line of business, or the closing down, other than on a temporary basis, or transfer of the ownership or use and enjoyment of all or a significant part of the company’s business;

1

e.                                      the participation in other enterprises, the transfer or liquidation of the above participating interests, the extension of the activities of such enterprises by a new line of business or the closing down, other than on a temporary basis, or transfer of the ownership or use and enjoyment of all or a significant part of the businesses of such enterprises, in as far as the value or interest of such transactions exceed an amount of ten million euros (EUR 10,000,000);

f.                                        the exercise of the voting rights attached to shares held by the company in other companies, having a net asset value of more than ten million euros (EUR 10,000,000), in respect of proposals to dissolve, legally merge or legally demerge, to issue shares to third parties outside the group of the company or to amend articles of association and constitutional documents;

g.                                     the entering into, termination or amendment of joint venture or pooling agreements, in as far as the interest or value of such transactions exceed an amount of ten million euros (EUR 10,000,000);

h.                                     the lending or borrowing of funds in excess of ten million euros (EUR 10,000,000) with the exception of the withdrawal of funds from a current account held at the company’s bank(s) as designated by the general meeting, provided that the company shall not have a debit balance with any such bank in excess of an amount of twenty-five million euros (EUR 25,000,000), which amount may at any time be changed by the general meeting;

i.                                         the granting or amending of general powers of procuration or the granting of a title to the holder of a general power of procuration;

j.                                         the acquisition of fixed business assets for an amount which, per transaction, exceeds an amount of ten million euros (EUR 10,000,000), which amount may at any time be changed by the general meeting;

k.                                      the conclusion of any transaction, other than those referred to above, the interest or value of which exceeds fifty million euros (EUR 50,000,000) (connected transactions being regarded in this context as one transaction); the general meeting may at any time change the former amount.

The general meeting is authorized to also subject other resolutions of the managing board to its prior approval. These resolutions shall be clearly described and notified to the managing board in writing.”

II. Article 13 paragraph 1 will be amended and read as follows:

“13.1.                 The managing board, as well as each managing director individually, is entitled to represent the company.”

FINAL PROVISION

Finally, the person appearing declared:

•                                         that she has been appointed by the abovementioned shareholders resolution to

2

apply for the declaration of no objection as mentioned in article 2:235 of the Dutch Civil Code and after obtaining that declaration to lay down and confirm the amendment of the articles of association by notarial deed;

•                                         that the abovementioned declaration was issued as appears from a Ministerial Declaration, attached to this Deed, under number B.V. 615954, dated the second day of June two thousand five.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, she declared that she had taken note of the contents of the Deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

Signed: M. Schmidt, W.H. Bossenbroek.

ISSUED FOR TRUE COPY
(Signed: W.H. Bossenbroek)

3